EXHIBIT 4.4

DEVELOPMENT AND COMMERCIALISATION AGREEMENT

THIS DEVELOPMENT AND COMMERCIALISATION AGREEMENT (this "Agreement") is made and entered into as of October 22, 2013 (the "Effective  Date"), by and between Globe Labs Inc., a Canadian corporation ("Globe"), and Pacific Therapeutics Ltd., a Canadian company ("Pacific"). Globe and Pacific each may be referred to herein individually as a "Party," or collectively as the "Parties".

WHEREAS, each party is the sole and exclusive owner or Licensee of certain intellectual property and other patent rights relating to the development of a certain Product (as such term is defined herein);

WHEREAS, Pacific desires to secure a exclusive license from Globe to use Globe' Patent Rights and Technology and know-how to further the Product;

WHEREAS, Globe and Pacific wish to set forth in the Agreement the terms upon which Globe may enter into an agreement with the  Commercial Partner for the purpose of permitting the Commercial Partner to commercialize, distribute or otherwise exploit the Product, Patents Rights and/or Licensed Know How; and

WHEREAS, the license to be granted shall be granted on a worldwide basis all as more fully set out below.

NOW THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual promises and covenants hereinafter contained, the Parties hereto agree as follows:

DEFINITIONS

"Affiliate" of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party.  For purposes of this definition only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

"Confidential Information" shall mean any confidential or proprietary information of either Party, without regard to form, including without limitation any and all product technology, manufacturing processes, product design, product development, product cost and pricing information, business plans or proposals, manufacturing procedures, formulas, Technology, Know-How, processes, customer lists, marketing information and strategies, financial information, drawings, specifications, prototypes, pictures, parts, discoveries, inventions, concepts, ideas, materials, goods, equipment or apparatus, techniques, vendors, distributors, improvements, chemical structures, formulas, amino acid or nucleic acid sequences or about development plans, intellectual property strategies, regulatory strategies, unpublished patents, information about speculations regarding compound functionality or suitability, any information of either Party without regard to form that constitutes a trade secret under applicable law, and any other information which the disclosing Party maintains as confidential or proprietary.

"Commercialisation" shall mean the commercial distribution and/or commercial promotion of the Product for sale.

"Commercial Capabilities" shall mean possessing the means, financial and otherwise, to ensure the timely completion of all activities, necessary for the Commercialisation of the Product.

"Commercial Partner" shall mean Pacific and/or any party or parties responsible for the Commercialisation of Products.

"Commercial Revenue" shall mean all revenue derived by Pacific, within one calendar year, from Net Sales and/or Sublicense Sales Royalties.

"Field of Use" shall mean oral dissolving technology (sublingual) delivery of the Product.

"Product" shall mean Sildenafil Citrate.

"Infringement" shall mean any infringement, imitation, dilution, distortion, misappropriation or other unauthorized use or conduct in violation or derogation of the rights in question.

"Infringement Allegation" shall mean any allegation of Infringement by a third party or that the activities contemplated herein, or the use, or otherwise, of  the Globe Intellectual Property, Project Intellectual Property, Pacific Intellectual Property as related to the Project, Project related intellectual property, Patent Rights and the Licensed Patents, violate a third party's intellectual property rights.

"Globe Intellectual Property" shall mean, all intellectual property associated with the Product, owned, licensed, invented, created, or developed by Globe whether existing immediately prior to the Effective Date or developed, discovered or otherwise obtained or acquired thereafter, owned or controlled by Globe (or otherwise to the extent Globe has rights therein, thereto or there under), and shall include all rights in such independently developed, discovered or otherwise obtained, owned, licensed or controlled: (i) invention disclosures, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions; (ii) Know-How, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information; (iii) copyrightable works, copyrights and application, registrations and renewals; (v) all other proprietary rights; and (vi) all copies and tangible embodiments of any or more of the foregoing.

"Pacific  Revenue" shall mean all revenue derived by Pacific, within one calendar year, from Net Sales and/or Sublicense Sales Royalties.

"Licensed Application" shall mean the use of Patent Rights solely for purpose of selling, offering for sale and importing a product containing sildenafilcitrate.

"Licensed Know-How" means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product-related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by Globe, including, without limitation, the Licensed Know-How.

"Licensed Patents" shall mean Globe Intellectual Property solely relating to the Product and US Patent Application 2007/01.90144 (Novel formulation for sublingual drug delivery and use thereof) and all corresponding know-how, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions worldwide.

"Licensed Patents Disputes" shall mean any and all controversies, disputes or claims arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of any agreement related to the Project or otherwise arising out of, or in any way related to the Product and/or Licensed Patents, including, without limitation, any and all claims based on contract, tort, statute or constitution.

"Licensed Processes" shall mean the processes claimed in Patent Rights.

"Marketing Approval" shall mean the obtaining of all necessary regulatory approvals (excluding the obtainment of pricing reimbursement approval) required from the applicable regulatory authority in the territory in order to commercially sell or market the Product for human consumption in such territory, and satisfaction of any related regulatory registration and notification requirements.

"Net Sales" means amounts actually received by the Commercial Partner or its Affiliates in respect of all revenue received, less, and following recovery of, the following items (collectively, the "Recognized  Deductions") as considered under International Accounting Standards (IFRS):
(i)
allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management

(ii)	amounts incurred resulting from government mandated rebate programmes (or any agency thereof);
(iii)	freight, transport, packing and insurance charges;
(iv)	taxes, including value added tax, tariffs or import/export or customs, duties; rebates, charge backs and discounts paid or credited;

"Pacific Intellectual Property" shall mean, all intellectual property owned, licensed, invented, created, or developed by Pacific independently of Globe, and whether existing immediately prior to the Effective Date or developed, discovered or otherwise obtained or acquired thereafter, owned or controlled by Pacific (or otherwise to the extent Pacific has rights therein, thereto or there under), and shall include all rights in such independently developed, discovered or otherwise obtained, owned, licensed or controlled: (i) invention disclosures, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re examination and extensions; (ii) Licensed Know-How, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information; (iii) copyrightable works, copyrights and application, registrations and renewals; (v) all other proprietary rights; and (vi) all copies and tangible embodiments of any or more of the foregoing.

"Patent Rights" shall mean inventions described in the Licensed Patents, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part, or reissues thereof.

"Proceeding" shall mean any action, suit, arbitration, or other alternate dispute resolution mechanism, or investigation, inquiry, administrative hearing or any other actual, threatened or completed  proceeding, whether civil, administrative, investigative or criminal including, without limitation, any appeal there from.

"Product" shall mean products claimed in Patent Rights or products made in accordance with or by means of Licensed Processes, Licensed Application or any product containing or embodying any invention claimed in Patent Rights.

"Regulatory Authority" means any applicable government entity regulating or otherwise exercising authority with respect to the development and Commercialisation of a Product.

"Regulatory Documentation" means all applications, registrations, licenses, authorizations and approvals (including all Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Product to be assigned, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

"Sublicense" means a sublicense from Pacific to a third party under the License granted pursuant to this Agreement and the term "Sublicensee" shall be construed accordingly.

"Sublicense Sales Royalties" means all sales royalties, milestones, income and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by Pacific from third party marketing Sublicensees (and/or any further Sublicensees thereof) in respect of the Product.

"Technology" shall mean any and all information or Patent Rights supplied by Globe to Pacific.

2.                DEVELOPMENT RESPONSIBILITIES AND DECISION-MAKING

2.1           Development. The Parties shall, following the Effective Date, undertake the co- development of the Product as more fully set forth herein below.

2.1.2           Pacific's Costs and Responsibilities. Pacific shall be responsible for all  Costs. For the avoidance of doubt, Pacific shall, subject to Sections 2.1, 2.4, 3.4 and 5.1, be responsible financially and/otherwise for all clinical development and regulatory activities  necessary for the successful Commercialisation of the Product.

2.2           Third Party Obligations. All royalty and other payment obligations existing under any agreement entered into by either Party or any other obligation undertaken by either Party required to be paid to third parties in respect of the Commercialization of the Product shall be the burden of the Commercial Partner. In addition, if additional license(s) to intellectual property are necessary to enable the Parties to exercise the License, and the receipt of or license to use such additional intellectual property requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party's intellectual property shall be the burden of the Commercial Partner.

2.3           Further Development. Within ninety (90) days of the completion of a pivotal bioequivelency study and delivery of the final report on the results of the pivotal bio-equivalency study("Further Development Option  Deadline"), Pacific shall have, upon verification of Pacific's  Commercial Capabilities and written notification to Globe, the option to continue, at its expense, any further development of the Product deemed necessary for commercialisation of the Product whilst being, subject to Sections 3.4 and 5.1 solely responsible financially and/or otherwise for the timely completion of all activities, necessary for the commercialisation of the Product, and, for the avoidance of doubt, with all royalty obligations as per Section 8, responsibilities as per Section 2 and license grants as per Section 5, described herein remaining in effect ("Further Development Option"). In the event that Pacific elects to exercise its Further Development Option, Pacific will have at all times all manufacturing rights related to the Licensed Application and/or Product.

In the event that Pacific elects not to exercise its Further Development Option, or in the event that Pacific is unable to provide reasonable evidence by the Further Development Option Deadline of Pacific's Commercial Capabilities, Pacific shall immediately send Globe written notification of such. This notice is deemed as an offer by Pacific to Globe, to fully transfer title, interest, ownership and/or control of the Project and all Globe intellectual property and Globe intellectual property rights related thereto. Globe shall the have the right, at its sole discretion to accept full title, interest, ownership and/or control thereto and complete, at its own expense, all activities necessary to successfully commercialize the Product, without liability to Pacific as to the result of any actions taken by Globe, its Affiliates, licensee(s) and/or any sublicensee ("Transfer Option"). Notwithstanding any text to the contrary set forth herein, in the event that Globe exercises its Transfer Option Pacific shall, other than costs incurred before Globe exercises its Transfer Option, have no further financial responsibility or involvement in further development of the Project.

In the event that Globe elects not to exercise its Transfer Option, this Agreement shall terminate. Notwithstanding termination of the Agreement, all royalty obligations shall continue.

2.4           Ownership of Regulatory Application. In the event that Pacific exercises its Further Development Option, Pacific will pay the relevant fees to the Regulatory Authority and will with the assistance of Globe file the application and act as the applicant during the regulatory review process.

3.                LICENSE GRANT

3.1           Scope of License. Subject to all the terms and conditions of this Agreement, Globe hereby grants to Pacific, an exclusive worldwide, perpetual (subject to termination in accordance with the terms hereof) license under the Patents and the Licensed Know-How, with such exclusivity being limited to the right to and for the sole purpose the Licensed Application ("License").

3.2           Sublicenses. The License granted to Pacific under this Agreement is, subject to Globe' approval, sublicensable in whole or in part, to third parties in arms length transactions. Pacific shall give Globe written notice of any intended Sublicense, including the name of the Sublicensee and the material terms thereof. Globe agrees that it cannot unreasonably withhold, delay or condition approval to any proposed Sublicense hereunder. Any sublicense by the Parties of the rights granted to such Party under this Agreement shall be consistent with the terms of this Agreement, shall contain provisions necessary to effectuate the terms of this Agreement and shall include an obligation for the Sublicensee to comply with obligations similar to those of this Agreement.

3.3           Limitations on Other Licenses. During the term of this Agreement, Globe shall not grant any rights or licenses to any Patents or Licensed Know-How, or transfer any data or know-how to any third party that conflict with Globe' obligations under this Agreement and the rights granted to Pacific under this Agreement.

4.                DATA TRANSFER

4.1           Data Transfer. Upon and following the successful and valid execution of this Agreement, Globe shall reasonably provide to Pacific, at no cost to Pacific, all the pertinent information it has about the Product including, but not limited to, all Patents, know-how, and R&D data as relevant for the development, marketing approval, marketing and other Commercialisation of the Product.

4.2           Assistance. Globe undertakes to reasonably assist in a technical transfer of

Licensed Know-How to a contract manufacturing organization chosen by Pacific.

5.                DECISION MAKING

5.1           The Parties hereto shall jointly take all key decisions regarding the development and Commercialisation of the Product, subject to the following:

5.1.1        Globe shall bear primary responsibility for the formulation development of the Product.

5.1.2        Pacific shall bear primary responsibility for the licensing, clinical testing of the Product, Commercialisation and partnering of the Product.

6.                DILIGENCE

Globe will make a good faith, continuous and diligent effort to allocate all appropriate resources to prepare, initiate and complete its Data Transfer responsibilities..

7.                REPORTS

7.2           Upon Exercise of the Further Development Option Pacific agrees as follows:

7.2.1           Commercialisation Reports.  Within thirty (30) days following the close of each calendar quarter following the completion of the R&D Programme and exercise of the Further Development Option, Pacific will provide Globe with a quarterly report with respect to activities and progress regarding its responsibilities, the commercialisation, sublicensing, and government approvals of Product.

7.2.2           First Commercial Sale Report.  To report to Globe the date of the first commercial sale of the Product, together with the name of the country in which such first commercial sale occurred.

7.2.3           Revenue Reports. To deliver to Globe a revenue report with respect to each calendar quarter within thirty (30) days of the expiration of such calendar quarter, detailing in a manner to be mutually agreed the following: the amount of Net Sales and Sublicense Sales Royalties received from Product, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Sales Royalties, and the total Royalties due based on Net Sales and Sublicense Sales Royalties.

7.3          Any and all information, data or reports supplied by Pacific pursuant to the provisions of this Section 7 shall be treated as Pacific's Confidential Information.

7.4          If this Agreement is terminated for any reason, Pacific shall deliver a final report and associated revenue sharing payment to Globe within sixty (60) days after such termination. Following termination, Pacific shall have no further reporting obligations.

8.                FINANCIAL PROVISIONS

8.1           Royalties. The Pacific or its Sublicensor will pay Globe an amount equal to seven percent (7%) on the first $5,000,000 of Net Sales received annually and 5% of Net Sales above the first $5,000,000".

8.2           Due Dates for Payment. All payments due pursuant to the provisions of Section 8.1 above shall be due and payable to Globe on a calendar quarterly basis within fifteen (15) days following the submission of the relevant quarterly revenue report but no earlier than ten (10) business days following receipt of a relevant invoice from Globe. Any amounts due to Globe under this Agreement will be paid in Canadian dollars, by wire transfer in immediately available funds to an account designated in writing at least fifteen (15) days in advance by Globe

8.3          Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment.

8.4           No Warranty.

8.4.1          For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by the Commercial Partner that any Commercialisation to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and the Commercial Partner makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Commercialisation. Furthermore, The Commercial Partner makes no representation to the effect that the Commercialisation of the Product, or any part thereof, will succeed, or that it shall be able to sell the Product in any quantity.

8.4.2          For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by Globe that any activities carried out by Globe in connection with this Agreement will actually achieve its aims or any other results and Globe makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such activities. Furthermore, Globe makes no representation to the effect that any clinical trials and/or any other activities required for an approval from any Regulatory Authority to market and/or sell the Product, or any part thereof, will succeed, or that the Commercial Partner shall be able to sell the Product in any quantity.

9.                RECORD RETENTION AND AUDIT

9.1          Record Retention.  Pacific will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and/or Sublicense Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

9.2          Audit.  Globe will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Pacific and who agrees to be bound by a customary undertaking of confidentiality (including an undertaking not to disclose to Globe any information other than the results of its audit), have access during normal business hours, and upon reasonable prior written notice, to the Commercial Partner's  records together with any disclosure necessary to explain the same as may be reasonably necessary to verify the accuracy of Net Sales, Royalties and/or Sublicense Sales Royalties, as applicable, for any fiscal year ending not more than twenty-four (24) months prior to the date of such request; provided, however, that Globe will not have the right to conduct more than one  such audit in any calendar year or more than one such audit covering any given time period. Any such audit shall not unreasonably interfere with the business of the Commercial Partner and shall be completed within a reasonable time. Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable.  In the event that any such audit reveals an underpayment to Globe of more than five percent (5%), the Commercial Partner shall reimburse Globe for the expense of such audit.  As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms.  Additionally no auditor may be employed on a contingency basis..

9.3          Confidentiality.  Both Parties will treat all information subject to review under this Section 9 in accordance with the confidentiality provisions provided herein.

10.              REPRESENTATIONS AND WARRANTIES

10.1         By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

10.1.1        Corporate Authority.  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

10.1.2        Consents and Approvals.  Excluding any required regulatory approvals from Regulatory Authorities, and subject to the approvals referenced in Sections 8.8 and 8.9 above, such Party has obtained all necessary consents, approvals and authorizations from any federal, state provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to any federal, state, provincial, local or foreign government with jurisdiction over the subject matter of the transactions and/or activities contemplated by this Agreement ("Governmental Authority")  and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.3        Conflicts.   The execution and delivery of this Agreement and the performance of such Party's obligations hereunder, (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

10.2        By Globe.   Globe hereby further represents, warrants, and covenants to Pacific as of the Effective Date as follows:

10.2.1        IP Ownership.  Globe has the sole legal and/or beneficial title to and ownership of the Patents and to the Licensed Know-How as is necessary to grant the License to Pacific pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights.

10.2.2        No Conflicting Grants. Globe has not and during the term of this Agreement shall not, grant any rights to the Patents or the Licensed Know-How that conflict with the rights granted to Pacific hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) under the Patents or the Licensed Know-How for the Product.

10.2.3        Third Party Actions.  The exercise of the License in the Field of Use by Pacific will not, to the best of Globe' knowledge, infringe upon the patent or other intellectual property rights of any third party, and no actions, suits, claims, disputes, or proceedings concerning the Patents, the Licensed Know-How or the Product are currently pending or have been threatened, that could have an adverse effect on the Product or could impair Globe' ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of Globe) contesting the ownership or validity of the Patents, the Licensed Know How or the Product or any part thereof, and if Globe shall become aware of any such third party, Globe shall immediately notify Pacific of such, and Globe undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold Pacific harmless from, and indemnify and defend Pacific against, any such claims or payments.

11.            LIMITATION OF LIABILITY.

Except in the case of wilful or fraudulent misrepresentation under Section 10 and indemnification for payments to third parties under Section 15, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

12.             PATENTS

12.1         Intellectual Property Ownership. All Product-related intellectual property solely developed by Globe either prior to the Effective Date, or at any time after the Effective Date, shall be owned by Globe, and licensed to Pacific pursuant to the License exclusivity granted herein. All Project-related intellectual property invented, created, conceived or developed, as a direct result of the development of the Products shall be owned by the party whose employees make or generate the intellectual property ("Project Intellectual Property").

If the sole inventor of the Project Intellectual Property is any Globe Parties, it shall be considered Globe Intellectual Property and shall be subject to the licensing terms set forth herein. If the sole inventor of the Project Intellectual Property is any Pacific Parties, it shall be considered Pacific Intellectual Property and shall be subject to the licensing terms set forth herein. Intellectual property jointly developed by the Parties in the context of the development of the Product will be jointly owned (the "Joint IP") and Globe' portion of same shall be included in the License granted hereunder. Each Party shall have the right to use such Joint IP in respect to products other than the Product, provided that such other product do not compete with the Product or with any other Product of the other Party; and provided further that neither party shall grant any exclusive rights to, or otherwise dispose of its portion of the Joint IP, without the prior written consent of the other party; other than (i) an assignment or transfer in connection with a merger of such Party or a sale of all or substantially all of its assets or shares and (ii) Pacific's  right to sublicense its portion of the Joint IP in the context of a sublicensing transaction under the License. Employees of Globe, whether serving as advisors or consultants to Pacific or serving Pacific in any other capacity, shall be considered employees of Globe for the purpose of determining ownership of intellectual property. Notwithstanding the foregoing, other than as provided in Section 3.1, Pacific shall not be granted any ownership or other rights in or to the Globe Intellectual Property. Globe shall not be granted any ownership or other rights in or to the Pacific Intellectual Property.

12.2        Patent Prosecution And Maintenance

12.2.1        Prosecution. Pacific undertakes to prosecute and maintain the Patents using counsel of its choice in the jurisdictions to the extent such jurisdictions are decided after conferring with Globe.  Pacific will provide Globe with copies of all relevant documentation so that Globe will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Globe has not commented upon such documentation in a reasonable time for Pacific to sufficiently consider Globe's comments prior to a deadline with the relevant government patent office, or Pacific must act to preserve the Patents, Pacific will be free to act without consideration of Globe's comments, if any.

12.2.2         Globes's Requests.  Pacific shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by Globe to protect the Product contemplated to be sold under this Agreement. Moreover, Pacific will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable Pacific to file, prosecute, and maintain the Patents in any country; and (b) promptly informing Pacific of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

12.2.3        Patent Prosecution Costs. Pacific shall bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 12.2.1, provided, however that Globe shall pay all costs and expenses incurred in making amendments or changes required by Globe, provided such amendments or changes have been expressly and specifically requested from Pacific in advance and in writing by Globe and provided all such costs and expenses have been pre-approved in writing by Globe. Costs associated with Joint IP patent applications shall be shared equally.

12.2.4        Co-operation.  The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

12.3        Patent Enforcement

12.3.1                Infringement Notice.  Each party shall promptly notify the other party upon learning of any Infringement Allegation or Licensed Patent Dispute. If Globe or Pacific determines that any Licensed Patent or Patent Right is being infringed by a third party's activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if Globe or Pacific determines that any Licensed Know-How is being misappropriated by a third party's activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

If Pacific has exercised the Further Development Option, Pacific will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation relating to the Product in the Field of Use, all as Pacific shall deem appropriate in its sole discretion. Globe shall provide notice to Pacific of its decision to co-defend (at Pacific's cost) within sixty (60) calendar days from the date the relevant Proceeding (as hereinafter defined) becomes known to Globe. In the event Pacific does, at its discretion, undertake any infringement or misappropriation action and Globe does not co-defend, Pacific will provide Globe with copies of all relevant documentation so that Globe will be informed of the continuing action and may comment upon such documentation. Pacific shall not be permitted to settle any threatened, pending or completed or any claim, issue or matter thereion behalf of Globe, without the prior written consent of Globe, such consent not to be unreasonably withheld, delayed or conditioned.

For the avoidance of doubt, Globe shall have no obligation or be responsible, financially and/or otherwise, for the enforcement of the Patent Rights, as related to any Product, subject to indemnity in 10.2.3

12.3.2        Co-operation.  The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business  hours.

12.3.3        Recovery.  Any amounts recovered in connection with or as a result of any action contemplated by Sections 12.3.2 whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery, and any remainder received by Globe or Pacific will be treated as Sublicense Sales Royalties and payments will be due in respect of same pursuant to this Agreement.

12.4        Patent Infringement

12.4.1        License. In the event that Pacific determines that the manufacturing, use or Commercialisation of the Product or any other action authorized under the License or any part thereof, is such that it is commercially reasonable to seek a license to the intellectual property rights of any third party, Pacific shall, upon Globe' approval, such approval not to be unreasonably withheld,  be entitled to enter into negotiations with such third party in order to reach an agreement according to which Pacific shall obtain a license or other applicable right or a waiver from such party with respect to such intellectual property rights.

12.4.2        Claim- Rights and Procedures.  In the event that either Globe or Pacific, become aware of any Infringement Allegation, notice of an Infringement Allegation shall promptly be given to the other Party. Notwithstanding the foregoing Globe shall in no way be responsible, financially and/or otherwise for, or be obligated in any way, in the defence of any Infringement Allegations by a third party that the use of the License in the Licensed Application violates a third party's intellectual property rights. All expenses costs, fees, damages, losses, and royalties or other amounts paid in settlement incurred in connection with the defence of such an Infringement Allegation shall in no way be the burden and/or responsibility of Globe but shall be the sole burden and/or responsibility of the Commercial Partner.

12.4.3         In the event of an Infringement Allegation wherein Globe is sued independently of Pacific, Globe shall, at its sole discretion, have the first right to defend any such Infringement Allegation(s) using counsel of its choice.  Pacific shall be responsible for all cost related thereto, join Globe or replace Globe as the defendant in the suit as may be necessary or advisable by Globe' legal counsel, and Pacific will make available its employees and relevant records to assist in and to provide evidence for such suit.  All expenses, fees (including reasonable legal fees and expenses), damages, losses and royalties or other amounts paid in settlement and/or incurred in connection with the defence of any Infringement Allegation shall be the burden of Pacific. In the event that the Commercial Partner is solely financially responsible for any proceeding other than the defence of any Infringement Allegation, all royalties and/or other amounts paid in settlement, and/or recovered in connection with such shall be the sole benefit and/or  responsibility of the Commercial Partner.

Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim and/or Proceeding related to rights licensed to Pacific under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim, if any, and does not otherwise limit or impair the other Party's rights.

13.             CONFIDENTIALITY

13.1        Disclosure and Use Restriction.  The Parties agree that during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

13.2         Confidential Information.  Information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:
(i)             was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;
(ii)            was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receivingParty;
(iii)           became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;
(iv)           was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or
(v)            was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of Globe; provided that Pacific shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement.

13.3        Authorized Disclosure. Notwithstanding the provisions of Section 13.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:
(i)             made in response to a valid order of a court of competent jurisdiction;provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;
(ii)            otherwise required by law;provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party's Confidential Information or designate the same as  trade secret;
(iii)           made by such Party to any Regulatory Authority or Governmental Authority as necessary for the development or Commercialisation of a Product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section13.3(ii);
(iv)           made by such Party in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;
(v)            made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must bebound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or
(vi)           a general description of the Product made by a Party to its shareholders and to potential investors with the aim of securing the financing needed to continue the development of the Product.

14.             PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed. Notwithstanding the foregoing, those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a  public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.  For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other party.

15.             INDEMNIFICATION

15.1         Indemnification of Globe. Pacific will defend and hold Globe and its directors, officers, Affiliates, employees and agents ("Globe Parties") harmless, from and against any and all liability, Proceedings, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or wilful misconduct on the part of Pacific in performing any activity contemplated by this Agreement or (b) a breach by Pacific of any representations, warranties, or covenants set forth in this Agreement; except to the extent arising from the (i) negligence or wilful misconduct on the part of an Globe Party; or (ii) breach by Globe of any representations, warranties or covenants set forth in this Agreement.

15.2         Globe Insurance. During the Term of this Agreement, Globe shall maintain insurance coverage for general liability and property damage, including sufficient insurance covering Globe' indemnification obligations to Pacific, in an amount no less than $1,000,000 per occurrence, with an aggregate annual limit of $1,000,000, and shall provide evidence of such insurance to Pacific.

15.3         Indemnification of Pacific.  Globe will defend and hold Pacific, its Affiliates, and their respective directors, officers, employees and agents ("Pacific Parties"), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) negligence or wilful misconduct on the part of Globe or (b) breach by Globe of any representations, warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection with (i) negligence or wilful misconduct on the part of a Pacific Party; or (ii) breach by Pacific of any representations, warranties, or covenants set forth in this Agreement.

15.4         Pacific Insurance. During the Term of this Agreement, Pacific shall maintain insurance coverage for general liability and property damage, including sufficient insurance covering Pacific's indemnification obligations to Globe, in an amount no less than $1,000,000 per occurrence, with an aggregate annual limit of $1,000,000, and shall provide evidence of such insurance to Globe.

15.5         Conditions to Indemnity.  Each Party's agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party's expense, in the investigation of, preparation of and defence of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party's prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defence or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified Party may have at law or in equity.

16.              TERM AND TERMINATION

16.1        Term.  Unless earlier terminated in accordance with the provisions of Section 2.4 or Section 16, the term of this Agreement (the "Term") commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

16.2        Termination.

16.2.1        Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 16.2 if such material breach is not cured.  If such material breach is not cured within ninety (90) days after the receipt of such notice (or, if such material breach cannot be cured within such ninety (90) day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by Globe as a result of Pacific's material breach of this Agreement, and without derogating from any of Globe' other rights at law, Globe shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights granted to Pacific, continue utilizing the Patents and the Know-How for the exploitation of the Products, with the right to set-off, from any sums due to Pacific hereunder, amounts equivalent to any damage caused to Globe as a result of Pacific breach hereunder.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by Pacific as a result of Globe' material breach of this Agreement, and without derogating from any of Pacific's other rights at law, Pacific shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights, other than the royalty obligations set forth herein, granted to Globe, continue utilizing the Patents and the Know-How for the exploitation of the Products,.

16.2.2        Voluntary Termination. Pacific may forthwith terminate this

Agreement upon the occurrence of any of the following events:

(a)
Globe fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within ninety (90) days after written notice by Pacific (in which Pacific specifies the nature of such failure or misrepresentation);

(b)	Globe enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)	Globe makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)	Globe files a voluntary petition in bankruptcy; and

(e)	An involuntary petition in bankruptcy is filed against Globe and not dismissed within 60 days of filing.

Globe shall in furtherance of and in addition to the provisions of Sections 16.2.1 and 16.2.3, be entitled, in its sole discretion, to terminate this Agreement upon the occurrence of any of the following events:

(a)
Pacific fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which has not been cured within ninety (90) days after written notice by Globe (in which Globe specifies the nature of such failure or misrepresentation);

(b)	Pacific enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)	Pacific makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)	Pacific files a voluntary petition in bankruptcy; and

(e)	An involuntary petition in bankruptcy is filed against Pacific and not dismissed within sixty (60) days of filing.

16.2.3        Termination for Convenience. Globe shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to Pacific, without the need to pay  Pacific any compensation in respect of such termination, in which case the License granted under this Agreement shall immediately terminate. Pacific shall have no right to terminate this Agreement other than for cause in accordance with the provisions of Section 16.2.1 above. Payment obligations by Pacific under this Agreement incurred or accrued prior to the termination would remain in effect until completed.  For the avoidance of doubt, in the event that Globe terminates this Agreement pursuant to this section, 16.2.3, Globe shall not be entitled to reimbursement of Internal Costs.

16.3       Consequences of Termination

16.3.1        License.  Upon early termination of this Agreement, all rights granted to Pacific under Section 3.1 will terminate; provided that Pacific shall have a period of one hundred eighty (180) days after the date of termination to sell-off all previously made Product, subject to Royalties and Sublicense Sale Royalties on such sales being duly paid to Globe. Upon termination of this Agreement all sublicenses granted by Pacific shall, at Globe' sole discretion, either terminate or, unless termination is due to breach by Globe or pursuant to Section 16.2.2, be automatically transferred to Globe upon written request from Globe.  For the greater certainty, any agreement with a Sub licensee shall be consistent with this Agreement.

16.3.2        Return of Information and Materials.  Upon early termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), Each Party will return to the other Party or its designee all Licensed Know-How and any other tangible materials received by the Party under this Agreement and the Party will further waive and actively deregister or assign as requested by the other Party, all Patent right registrations made hereunder.l6.3.3

16.2.3        Accrued Rights. Termination or expiration ofthis Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

16.3.4        Survival. Sections 2.3, 3.4, 7.3, 7.4, 9, 11, 12.1, 13, 15, 16.3 and 17.11, and 17.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

16.3.5        Further Development. In the event that Globe exercises its Transfer Option Pacific shall not, directly or indirectly, work outside of this Project, either alone or with any third party, on the development of a  product containing sildenafil citrate, for a period of twenty (20) years from the Effective Date of this Agreement, whether by carrying on or engaging in or being concerned with or interested in or advising, lending money to, guaranteeing the debts or obligations of or permitting its name or any part thereof to be used or employed by, any person engaged in or concerned with or interested in any business that developing a product containing sildenafil citrate.

17.              MISCELLANEOUS

17.1        Assignment.  Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may  assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates.  Any purported assignment or transfer in violation of this Section 17.1 will be void ab initio and of no force or effect.

17.2        Severability.  Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

17.3        Governing Law. This Agreement shall be governed by and construed in accordance with British Columbia law, without reference to any rules of conflicts of laws. All disputes arising out of or related to this Agreement, and any remedies relating thereto, shall be construed, governed, interpreted, and applied in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia, without resort to conflict of law principles, except that questions affecting the construction, validity, and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from and shall not govern the rights and obligations of the Parties under this Agreement. Any actions or Proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any other document referred to in this Agreement shall be litigated in courts having situs in the Province of British Columbia Each Party hereby submits to the exclusive jurisdiction of any provincial or federal court located in the Province of  British Columbia, and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it by any Party in accordance with this Section. Furthermore, to the maximum extent permitted by law, each Party hereby waives any and all objections or defenses to the jurisdiction of such courts, including forum non-conveniens. This Section 17.3 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party, which would cause irreparable harm to the first Party.

17.4        Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Globe, to:

Globe Labs Inc.
1 - 8755 Ash Street
Vancouver, BC V6P 6T3 Canada

If to Pacific, to:

Pacific Therapeutics Ltd.
409 Granville Street
Suite #1500
Vancouver, BC V6C1T2 Canada

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized  overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile.  It is understood and agreed that this Section 17.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

17.5        Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including the term sheet executed between the Parties dated April 19, 2010, are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.6        Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

17.7        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

17.8        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.9        No Third Party Beneficiaries.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

17.10      Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

17.11       Restriction on Development. Subject to Sections 2.4 and 16, neither Party shall, directly or indirectly, work outside of this Project, either alone or with any third party not currently involved with the Project, on the development of a product containing sildenafil citrate, for a period of seven (7) years from the Effective Date of this Agreement, whether by carrying on or engaging in or being concerned with or interested in or advising, lending money to, guaranteeing the debts or obligations of or permitting its name or any part thereof to be used or employed by, any person engaged in or concerned with or interested in any business that is directly competitive with a product containing sildenafil citrate.

17.12      Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labour trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.  If any such force majeure event continues for a continuous period of three (3) months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

17.13       Language. The parties have requested that this Agreement and all communications and documents relating hereto be expressed in the English language. Les parties ont exige que la presente convention ainsi que tous les documents s'y rattachant soient rediges dans la langue anglaise.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Globe Labs Inc.                                                                           Pacific Therapeutics Ltd.
Signature: /s/ Hassan Salari                                                   Signature: /s/ Doug Unwin
Name: Hassan Salari                                                                  Name: Doug Unwin
Title: President                                                                           Title: CEO & President